UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2007

GRAFTECH INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

12900 Snow Road

Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 2.04 Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or AnObligation
Under An Off-Balance Sheet Arrangement

On July 11, 2007, pursuant to the Indenture dated as of February 15, 2002, as amended (the “Indenture”), by and among us, certain of our subsidiaries and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee (the “Trustee”), we and certain of our subsidiaries who are guarantors requested the Trustee to redeem $50 million of the outstanding principal amount of the 10 ¼% Senior Notes due 2012 (the “Senior Notes”) issued pursuant to the Indenture and held by third parties, at 105.125% of the principal amount, plus accrued interest. As a result of our request, we are required to proceed with the redemption. We are using cash flow from operating and financing activities and proceeds from asset sales to fund the redemption, which is expected to occur on or about August 10, 2007. After the redemption, $200 million in principal amount of the Senior Notes will remain outstanding.

Reference is made to the note on forward-looking statements contained after the caption “Forward Looking Statements” in Item 1A of Part I of our Annual Report on Form 10-K for the period ended December 31, 2006 and after the caption "Forward Looking Statements and Risks" in the Introduction to Part I, Item 2, and Part II, Item 1 of our Quarter Report for the period ended March 31, 2007 with respect to risks and uncertainties affecting estimates and predictions contained herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.
Date: July 13, 2007	By: /s/ Mark R. Widmar
Mark R. Widmar Chief Financial Officer and Vice President